Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Reports 2011 First Quarter Financial Results
and Provides Business Update
AZ-004 (Staccato® Loxapine) NDA Target Resubmission Date of July 2011
Conference Call Scheduled Today for 4:30 p.m. Eastern Time
Mountain View, California — May 9, 2011 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today reported financial results for the fiscal quarter ended March 31, 2011, and provided a business update. The net loss for the quarters ended March 31, 2011 and 2010, as reported in accordance with accounting principles generally accepted in the United States, was $8.4 million and $13.4 million, respectively. At March 31, 2011, Alexza had consolidated cash, cash equivalents and marketable securities of $31.8 million. Subsequent to the end of the first quarter, the Company completed a Type-C meeting with the FDA regarding a draft Risk Evaluation and Mitigation Strategy (REMS) program for AZ-004 and completed a registered direct offering with net proceeds of approximately $15.8 million.
“The start of 2011 has been highly productive for Alexza. The primary emphasis has been our continued work in preparing the AZ-004 NDA for re-submission to the FDA and the AZ-004 MAA for submission to the EMA,” said Thomas B. King, President and CEO of Alexza. “As outlined previously and based on additional guidance received from the FDA, we believe the issues raised in the AZ-004 Complete Response Letter are resolvable and we remain on track to re-file the AZ-004 NDA in late July this year.”
King continued, “In early March, we were approached by investors with the strategic view of strengthening our balance sheet and extending our operating runway. Our recent capital raise provides Alexza with the operational flexibility to continue our AZ-004 partnering discussions and operate the Company beyond what we believe will be the timing of our new AZ-004 PDUFA date early next year.”
Alexza Business Update
The following key events, listed in chronological order, occurred since the beginning of the first quarter of 2011:
•	In January 2011, Alexza received the FDA minutes from the End-of-Review meeting with the FDA for the AZ-004 NDA in December 2010. Based on the guidance received at the End-of-Review meeting, the Company believes the issues raised in the Complete Response Letter (CRL) are resolvable and Alexza anticipates resubmitting its AZ-004 NDA in July 2011.

•	On February 22, 2011, the Company completed a voluntary employee stock option exchange program to permit the Company’s eligible employees to exchange some or all of their outstanding options to purchase the Company’s common stock for a lesser number of new stock options with a new vesting period. Stock options to purchase an aggregate of 2,128,430 shares of the Company’s common stock, with exercise prices ranging from $2.38 to $11.70, were exchanged for stock option to purchase an aggregate of 808,896 shares of the Company’s common stock with an exercise price of $1.23 per share.

•	Alexza announced that the British Journal of Psychiatry, a publication of the Royal College of Psychiatrists, in its January 2011 edition (198:51-58), published the results of the pivotal Phase 3 study evaluating AZ-004 (inhaled or Staccato loxapine) for the rapid treatment of agitation in patients with schizophrenia.

•	In April 2011, Alexza completed a Type C meeting with the FDA. The primary purpose of this meeting was to discuss preliminary draft labeling and initial REMS program proposals. The FDA granted this meeting at the Company’s request, as a follow-on activity to discussions during Alexza’s End-of-Review meeting held in December 2010. In the information package submitted to the FDA in preparation for this guidance meeting, Alexza included updated draft labeling and a medication guide, and initial proposals for an AZ-004 REMS program, including a draft communication plan and draft post-approval study outline.

Following the REMS guidance meeting in April 2011, Alexza believes there is agreement with the FDA on the definition of the potentially “at-risk” patient population. Additionally, Alexza and the FDA discussed key elements of screening for these “at-risk” patients, noting that no screen is 100% effective, and components to post-dosing risk mitigation in the event an “at-risk” patient receives a dose of AZ-004. The FDA emphasized that there are two key components for a risk mitigation proposal: i) adequacy of monitoring, via patient observation, for a period of time relative to the likely occurrence of a respiratory adverse reaction, and ii) availability of rescue medication (e.g., inhaled albuterol) should an adverse reaction occur.

Alexza will address this updated guidance from the FDA in its draft REMS proposal contained within the AZ-004 NDA resubmission. The FDA indicated that a complete review of the proposed REMS in conjunction with the full clinical review of the resubmitted NDA will be necessary to determine whether the REMS will be acceptable. The FDA stated it would present the AZ-004 application to an Advisory Committee. The objective of this Advisory Committee meeting would be to discuss the proposed approach for managing the risks of AZ-004 in relationship to its patient benefits.

Alexza notes that it has not received the official FDA meeting minutes from the REMS guidance meeting. The summaries in this release may be altered or supplemented by the information contained in the official meeting minutes. The Company will provide further U.S. regulatory updates on AZ-004 after receipt of the official FDA minutes or other correspondence if there are material developments in such minutes or correspondence.

•	Alexza previously received notice that AZ-004 is eligible for submission of a Marketing Authorization Application (MAA) under the centralized registration procedure with the European Medicines Agency (EMA) and was also notified of the Rapporteur and co-Rapporteur appointments for the AZ-004 review. The Company has confirmed a filing target date with the EMA and plans to submit the MAA late in the third quarter of 2011.

•	On May 6, 2011, the Company issued an aggregate of 11,927,034 shares of its common stock and warrants to purchase up to an additional 4,174,457 shares of its common stock in a registered direct offering. Net proceeds from the offering were approximately $15.8 million, after deducting estimated offering expenses. The warrants will be exercisable six months after issuance at $1.755 per share and will expire five years from the date of issuance. The shares of common stock and warrants are immediately separable and will be issued separately. The securities were sold pursuant to a shelf registration statement declared effective by the SEC on May 20, 2010.

Alexza believes that, based on its cash, cash equivalents and marketable securities balance at March 31, 2011, the net proceeds from the May financing, and the Company’s expected cash usage, it has sufficient capital resources to meet its anticipated cash needs into the first quarter of 2012. Changing circumstances may cause Alexza to consume capital significantly faster or slower than currently anticipated, or to alter its operations.
Financial Results — Periods Ended March 31, 2011 and 2010
Alexza recorded $1.3 million of revenues in the quarter ended March 31, 2011, and no revenues in the quarter ended March 31, 2010. The 2011 revenues are a result payments received under the license agreement with Cypress Biosciences, Inc.
Operating expenses were $9.1 million and $12.6 million in the quarters ended March 31, 2011 and 2010, respectively. Research and development expenses were $6.3 million and $7.6 million in the quarters ended March 31, 2011 and 2010, respectively. General and administrative expenses were $2.8 million and $5.1 million in the quarters ended March 31, 2011 and 2010, respectively. Expenses in 2010 included a one-time, non-cash charge of $1.1 million related to Alexza entering into a sublease agreement for a portion of one of its Mountain View facilities.
In connection with the acquisition of Symphony Allegro, Inc. in August 2009, Alexza is obligated to pay the former Symphony Allegro stockholders certain percentages of cash payments that may be generated from collaboration transactions for AZ-004, AZ-002 (Staccato alprazolam) or AZ-104 (Staccato loxapine, low-dose). The Company records this obligation as a contingent liability and updates the liability each quarter. Alexza did not record a non-operating gain or loss during the first quarter of 2011 as compared to a non-operating loss of $0.7 million in the quarter ended March 31, 2010. Gains and losses incurred reflect Alexza’s change in the estimated probability-weighted cash flows from AZ-004 and the estimated timing of receipt of such cash flows.
Conference Call Information
To access the conference call via the Web, please go to the Investor Relations tab at www.alexza.com. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=PVNFWTCCE. A replay of the call will be available for two weeks following the event.
To access the live conference call via phone, dial 888-713-4214. International callers may access the live call by dialing 617-213-4866. The reference number to enter the call is 57197688.
The replay of the conference call may be accessed via the Web, at www.alexza.com, or via phone at 888-286-8010 for domestic callers or 617-801-6888 for international callers. The reference number for the replay of the call is 13602576.
About Alexza Pharmaceuticals, Inc.
Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)
AZ-004 (Staccato loxapine) is Alexza’s lead program, which is being developed for the rapid treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials and submitted the AZ-004 NDA in December 2009. In October 2010, the Company received a CRL from the FDA, regarding its NDA for AZ-004. A CRL is issued by FDA’s Center for Drug Evaluation and Research indicating that the NDA review cycle is complete and the application is not ready for approval in its present form. The Company completed an end-of-review meeting with the FDA in December 2010 and a REMS guidance meeting with the FDA in April 2011.
The Company believes it has a clear understanding of the issues outlined in the CRL, is developing and executing a plan to address these issues, and currently projects a resubmission of the AZ-004 NDA in July 2011.
For more information about Alexza, the Staccato technology or the Company’s development programs, please visit www.alexza.com.

Safe Harbor Statement
Alexza’s policy is to only provide guidance on product candidates and corporate goals for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical and corporate milestones guidance is as of May 9, 2011 and financial guidance relating to the Company’s current cash, cash equivalents and investments is based upon balances as of March 31, 2011, plus the net proceeds from the equity offering completed in May 2011.
This news release and anticipated conference call will contain forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs including the adequacy of the Company’s capital to support the Company’s current operations through the projected timeframe, the potential of the Company’s planned AZ-004 NDA resubmission to adequately address the issues in the CRL, the eventual prospects that AZ-004 will be approved for marketing and the timing of the Company’s resubmission of the AZ-004 NDA to the FDA. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings: “Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials.”, “We have a history of net losses. We expect to continue to incur substantial and increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.”, and “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.” Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Derek K. Cole Head, Investor Relations and Corporate Communications 650.944.7373 dcole@alexza.com

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
Revenue	$1,259	$—

Operating expenses:
Research and development	6,262	7,564
General and administrative	2,820	5,052

Total operating expenses	9,082	12,616

Income (loss) from operations	(7,823)	(12,616)

Gain (loss) on change in fair value of contingent consideration liability	—	(722)
Interest and other income/ (expense), net	10	(19)
Interest expense	(602)	(55)

Net income (loss)	(8,415)	(13,412)

Basic and diluted net loss per share	$(0.14)	$(0.26)

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2011	2010(1)
Assets
Cash, cash equivalents and marketable securities	$31,840	$41,449
Other current assets	670	965

Total current assets	32,510	42,414

Property and equipment, net	23,248	24,361
Other non-current assets	465	1,707

Total assets	$56,223	$68,482

Liabilities and stockholders’ equity (deficit)
Current liabilities	$30,644	$34,383
Non-current liabilities	21,239	21,809
Stockholders’ equity (deficit)	4,340	12,290

Total liabilities and stockholders’ equity (deficit)	$56,223	$68,482

(1)	Derived from audited consolidated financial statements at that date.